Exhibit 10.7
Director Compensation Summary
Persons elected at our annual meetings as directors and who hold no executive office with us or any of our affiliates are entitled to receive an annual retainer of $20,000 (before May 2005, $15,000) and a further retainer of $10,000 if such director acts as chairman of the Audit Committee or $7,500 if such director acts as chairman of the Compensation Committee or Nominating & Corporate Governance Committee. Also, each non-executive director is entitled to receive a fee of $1,000 per meeting of the directors or any committee thereof, and to be reimbursed for reasonable fees and expenses incurred in connection with their service as directors. During the last fiscal year, six directors received the annual retainer in full, two directors received three-fourths of the annual retainer, one director received approximately one-half of the annual retainer, and two directors received one-quarter of the annual retainer. Such retainers and fees paid to directors will be provided, at the director’s election, 50% in cash compensation with the remaining 50% payable in our common shares, or 100% payable in our common shares. Non-employee directors are granted 12,500 restricted share units when they join the board of directors.